EXHIBIT 99.1

CTE Investor Relations
100 CTE Drive
Dallas, PA 18612-9774

INVESTOR NEWS

Contact:	David G. Weselcouch Senior Vice President – Investor Relations and Corporate Communications (570) 631-2807

CTE and Level 3 Communications Enter into Recapitalization Agreement
Providing for the Reclassification and Conversion of All CTE Class B Common Stock
into CTE Common Stock

Dallas, PA – April 25, 2003 – Commonwealth Telephone Enterprises, Inc. (“CTE”) (Nasdaq: CTCO, CTCOB), announced today that CTE, Level 3 Communications, Inc. (“Level 3 Communications”) (Nasdaq: LVLT), and Eldorado Equity Holdings, Inc., an indirect wholly-owned subsidiary of Level 3 Communications, have entered into a recapitalization agreement that provides for the reclassification and conversion of each outstanding share of CTE Class B Common Stock into 1.09 shares of CTE Common Stock. An independent Special Committee of the CTE Board of Directors approved the recapitalization agreement and the reclassification, and concluded that the transaction is fair to the holders of CTE Common Stock and fair to the holders of CTE Class B Common Stock, other than Level 3 Communications, as to which no determination of fairness was made. At the conclusion of the reclassification, CTE will have only one class of common stock, with each share having one vote in corporate governance matters.

Level 3 Communications’ Voting Power to be Reduced from 29.3% to 4.6%
Level 3 Communications currently owns 1,017,061 shares of CTE Class B Common Stock, or 50.2% of the CTE Class B Common Stock. The CTE Class B Common Stock owned by Level 3 Communications represents approximately 29.3% of the combined voting power of CTE’s Class B Common Stock and Common Stock. Each share of CTE Class B Common Stock held by Level 3 Communications will be reclassified on the same basis as the CTE Class B Common Stock held by other shareholders. After the reclassification, Level 3 Communications will own approximately 4.6% of the then outstanding CTE Common Stock, and will correspondingly have 4.6% of the voting power. The collective voting power of the current holders of CTE Common Stock will increase from approximately 41.6% to approximately 90.7% as a result of the reclassification. The reclassification will result in only minimal economic dilution to the current holders of CTE Common Stock, as such shareholders’ ownership interest in CTE will be reduced by less than one percentage point – from 91.4% to 90.7%.

Under the terms of the agreement, CTE will propose the reclassification and certain related changes to the CTE charter for shareholder approval at this year’s annual shareholders’ meeting, and Level 3 Communications has agreed to vote in favor of this proposal. The annual shareholders’ meeting will be held as promptly as possible consistent with applicable law. The reclassification and other amendments are subject to certain conditions including CTE shareholder approval, including approval of the CTE Common Stock voting as a separate class, and receipt of any required regulatory approvals. If approved by the shareholders, and the other conditions are also satisfied, CTE anticipates that the reclassification, and related amendments to CTE’s charter, will be implemented in the third quarter.

About CTE
Headquartered in Dallas, PA, Commonwealth Telephone Enterprises, Inc., serves a growing base of business and residential customers with the full array of technologically advanced data and voice telecommunications products and services, including broadband data services and high-speed Internet access, delivered over its 100% digitally switched, fiber-rich network.

CTE’s primary operating segments are: Commonwealth Telephone Company (“CT”), the nation’s eighth largest publicly held independent rural local exchange carrier (“RLEC”), which has been operating in various rural Pennsylvania markets since 1897; and, CTSI, LLC (“CTSI”), an RLEC “edge-out” local exchange carrier operating outside CT’s territory, that formally commenced operations in 1997. CTE’s support businesses include epix® Internet Services (www.epix.net), one of the northeast’s largest rural Internet Service Providers (“ISPs”); and, Jack Flash®, a broadband data service that uses DSL technology to offer high-speed Internet access and digital connectivity solutions. Additionally, CTE operates two other support businesses that provide products, services and expertise to its CT and CTSI operations. These businesses are Commonwealth Communications, a provider of telecommunications equipment and facilities management services; and, CLD, a long-distance reseller.

A web site featuring current information regarding Commonwealth Telephone Enterprises, Inc., can be found on the Internet at www.ct-enterprises.com.

Additional Information and Where to Find It
In connection with the annual shareholders’ meeting, a proxy statement will be mailed to security holders of CTE, and CTE will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT CONTAINS IMPORTANT INFORMATION. The proxy statement and other relevant materials (when they become available), and any other documents filed by CTE with the Commission, may be obtained free of charge at the Commission’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the proxy statement and the other documents filed by CTE with the Commission by writing to us at: Investor Relations Department, Commonwealth Telephone Enterprises, Inc., 100 CTE Drive, Dallas, Pennsylvania 18612-9774, Attn: David G. Weselcouch, e-mail: dwes@epix.net; (570) 631-2700. Investors and security holders are urged to read the proxy statement and other relevant materials when they become available before making any voting decision with respect to the annual meeting.

CTE and its directors, executive officers and other members of its management and employees may be soliciting proxies from shareholders in connection with the annual meeting under the rules of the Commission. Information about persons who may be considered participants in the solicitation of proxies, including their ownership of CTE, will be set forth in a public filing filed by CTE with the Commission later today. This document will be available for free at the Commission’s web site at www.sec.gov. Information about the directors and executive officers of CTE and a description of their interests will also be set forth in the proxy statement for the annual shareholders’ meeting when it becomes available.

Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release is forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future and cause them to be different from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties related to the Company’s ability to further penetrate its markets and the related costs of that effort, economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials and inventories, technological developments, changes in the competitive environment in which the Company operates and the receipt of necessary approvals.

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